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                                                                     Exhibit 5.1

                                                                   March 7, 1996

Cognex Corporation
One Vision Drive
Natick, MA  01760

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,399,969 shares of Common Stock, par value $.002 per share of Cognex Corporation, a Massachusetts corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary as a basis for the opinion as hereinafter expressed.

         Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the Commonwealth of Massachusetts.

         2. The Company is authorized to issue 60,000,000 shares of common stock with a par value of $.002 per share.

         3. The 1,078,380 shares of common stock proposed to be sold by the Selling Stockholders named in the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion, as an exhibit to the Registration Statement and to the use of our name under the captions in the prospectus constituting a part of the Registration Statement.

                                     Very truly yours,



                                     /s/ Hutchins, Wheeler & Dittmar
                                     ----------------------------------
                                     Hutchins, Wheeler & Dittmar
                                     A Professional Corporation